                         [DIAMOND OFFSHORE LETTERHEAD]

                                                               EXHIBIT 20.1

FOR IMMEDIATE RELEASE                            CONTACT:  Caren W. Steffes
Monday, April 14, 1997                                       (281) 492-5393



                        DIAMOND OFFSHORE DRILLING, INC.
                               ANNOUNCES EARNINGS

        Houston, Texas, April 14, 1997 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income of $56.2 million, or $0.79 per share and common equivalent share, on revenues of $204.7 million for the quarter ended March 31, 1997 compared to net income of $18.7 million, or $0.37 per share, on revenues of $106.9 million for the quarter ended March 31, 1996.

        "Our quarterly earnings reflect the positive dayrate environment," commented Robert E. Rose, President and Chief Executive Officer of Diamond Offshore, "as well as revenues from deliveries of two of our fourth generation capable upgrades. The current quarter reflects the March 4, 1997 delivery of the Ocean Star, which is currently drilling in approximately 4,300 feet of water, as well as a full quarter for the Ocean Quest, which is currently drilling in approximately 3,200 feet of water." Both of these fourth generation capable rigs are operating under three-year contracts in the Gulf of Mexico.

        Separately, Diamond Offshore's Ocean Crusader has been awarded the 1996 Safety Award for Excellence ("SAFE" Award) by the Houma District of the U.S. Department of the Interior, Minerals Management Service (MMS). The award recognizes companies for their record of performance in safety and environmental protection. This is the fifth consecutive district SAFE Award presented to the Company since 1992 when the Company implemented its quality program, the Global Excellence Management System. Diamond Offshore was the recipient of the 1993 and 1994 MMS National SAFE Award.

        Diamond Offshore is a leader in deep water drilling. The Company owns 46 offshore major mobile drilling rigs, including 30 semisubmersibles, 15 jack-ups and one drillship. The fleet operates in the waters of six of the world's seven continents.

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               DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)



                                                 MARCH 31,      DECEMBER 31,
                                                ----------      ----------
                                                  1997             1996
                                                ----------      ----------
                     ASSETS

Current assets:
        Cash items ...........................  $  39,258       $  28,180
        Investment securities ................    213,465            --
        Accounts receivable ..................    180,318         172,214
        Rig inventory and supplies ...........     30,754          30,407
        Prepaid expenses and other ...........     16,873          12,166
                                                ----------      ----------
                Total current assets .........    480,668         242,967
Drilling and other property and equipment,
   less accumulated depreciation .............   1,247,561       1,198,160
Other investments ............................      98,912            --
Goodwill, net of amortization, and other
   assets ....................................     136,618         133,373
                                                ----------      ----------
                Total ........................  $1,963,759      $1,574,500
                                                ==========      ==========

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities ..........................  $  108,532      $  128,000

Long-term debt ...............................     400,000          63,000

Deferred tax and other liabilities ...........     204,643         188,768

Stockholders' equity .........................   1,250,584       1,194,732
                                                ----------      ----------
                Total ........................  $1,963,759      $1,574,500
                                                ==========      ==========


                DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                        Three Months Ended
                                                             March 31,
                                                       --------------------
                                                         1997       1996
                                                       ---------  ---------
Revenues ..........................................    $ 204,733  $ 106,868
Operating expenses:
   Contract drilling...............................       89,739     66,157
   Depreciation and amortization...................       25,813     12,069
   General and administrative......................        4,941      3,103
   Gain on sale of assets..........................          (66)      (157)
                                                       ---------  ---------
       Total operating expenses....................      120,427     81,172
                                                       ---------  ---------
Operating income...................................       84,306     25,696
Other income (expense):
   Interest expense................................           --         --
   Other...........................................        2,708        434
                                                       ---------  ---------
Income before income tax expense...................       87,014     26,130
Income tax expense.................................      (30,784)    (7,398)
                                                       ---------  ---------
Net income.........................................    $  56,230  $  18,732
                                                       =========  =========
Net income per share and common equivalent share...    $    0.79  $    0.37
                                                       =========  =========
Shares outstanding:
   Weighted average common shares..................       68,384     50,000
   Weighted average common share equivalents(1)....        3,018         --
                                                       ---------  ---------
   Adjusted........................................       71,402     50,000
                                                       =========  =========
(1) On February 4, 1997, the Company issued
    $400.0 million of 3 3/4 percent convertible
    subordinated notes due February 15, 2007.
    The notes are convertible into approximately
    4.9 million shares of the Company's common
    stock at any time prior to February 15, 2007
    at a conversion price of $81.00 per share.

                DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

                             RESULTS OF OPERATIONS

                                                      QUARTER ENDED
                                                         MARCH 31,
                                                 ------------------------
                                                   1997            1996
                                                 --------        --------
                                                      (in thousands)
REVENUES
  Fourth-Generation Semisubmersibles.......      $ 42,643        $ 21,465
  Other Semisubmersibles...................       116,833          52,995
  Jack-ups.................................        43,554          20,136
  Turnkey..................................         4,311          13,626
  Land.....................................             -           5,102
  Other....................................             -               -
  Eliminations.............................        (2,608)         (6,456)
                                                 --------        --------
    Total Revenues.........................      $204,733        $106,868
                                                 ========        ========
CONTRACT DRILLING EXPENSE
  Fourth-Generation Semisubmersibles.......        11,473           7,898
  Other Semisubmersibles...................        55,336          31,490
  Jack-ups.................................        21,260          14,927
  Turnkey..................................         4,259          14,128
  Land.....................................             -           4,772
  Other....................................           361             102
  Eliminations.............................        (2,950)         (7,160)
                                                 --------        --------
    Total Contract Drilling Expense........      $ 89,739        $ 66,157
                                                 ========        ========
OPERATING INCOME (LOSS)
  Fourth-Generation Semisubmersibles.......      $ 31,170        $ 13,567
  Other Semisubmersibles...................        61,497          21,504
  Jack-ups.................................        22,294           5,210
  Turnkey..................................            52            (502)
  Land.....................................             -             330
  Other....................................          (361)           (102)
  Eliminations.............................           342             704
  General and Administrative Expense.......        (4,941)         (3,103)
  Depreciation and Amortization Expense....       (25,813)        (12,069)
  Gain on Sale of Assets...................            66             157
                                                 --------        --------
      Total Operating Income...............      $ 84,306        $ 25,696
                                                 ========        ========